Exhibit - B

                           LAWTER INTERNATIONAL, INC.
                     990 Skokie Blvd., Northbrook, IL 60062
                                 (708) 498-4700


FOR IMMEDIATE RELEASE
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(For further information, please contact Mr. Richard D. Nordman, President)





     Northbrook, Illinois -- July 18, 1994 -- Lawter International, Inc.,

headquartered in Northbrook, Illinois, stated that a portion of its new resin manufacturing plant located in Pleasant Prairie, Wisconsin, experienced an explosion/fire late Friday afternoon.  There were no major injuries.  Two people were taken to a local hospital.  Both were released the same afternoon.  The fire was contained in the warehouse storage area, where it originally occurred.

     The affected plant has been producing a group of new widely accepted products.  Delivery of these new promising products will now be delayed until the affected plant is restored to full operating status which should be achieved in two to three months.  Research and development activities of new products will continue as usual.

     The adjacent ink vehicle and additives plant was not affected and is operating without interruption.